EXHIBIT 99.1

PRESS RELEASE
_____________________________________________________________________________________________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
   Executive Vice President &
   Chief Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS THIRD QUARTER 2014 RESULTS
Third Quarter 2014 Highlights
•Core net income increases 85.2% to $3.6 million versus third quarter 2013.
•Total loans outstanding increase 5.6% versus second quarter 2014 and 26.3% versus third quarter 2013.
•Demand deposits represented 43.1% of total deposits at September 30, 2014.
•Maintained exceptionally low cost of funds of 0.16% during third quarter 2014.
•Tangible book value per share increases 12.7% to $15.45 at September 30, 2014 versus comparable 2013 date.

Riverhead, New York, October 23, 2014 — Suffolk Bancorp (the "Company") (NASDAQ - SUBK), parent company of Suffolk County National Bank (the "Bank"), today reported net income of $3.7 million, or $0.32 per diluted common share, for the third quarter of 2014 compared to $3.9 million, or $0.34 per diluted common share, a year ago. For the nine months ended September 30, 2014, the Company recorded net income of $11.2 million, or $0.96 per diluted common share, versus $9.4 million, or $0.81 per diluted common share for the comparable 2013 September year-to-date period.

The 4.4% reduction in third quarter 2014 reported earnings versus 2013 resulted principally from a $3.8 million pre-tax gain recorded in the third quarter of 2013 on the sale of Visa Class B shares owned by the Company, coupled with a $250 thousand provision for loan losses in 2014. The Company did not record a provision for loan losses in the third quarter of 2013. Partially offsetting these negative factors was a $1.6 million increase in net interest income in 2014, coupled with a $1.9 million reduction in operating expenses when compared to the comparable 2013 period. Excluding the third quarter 2013 gain on the sale of Visa Class B shares, expenses associated with the establishment of a reserve for potential future reductions in the Visa Class B conversion ratio, branch consolidation costs, and the third quarter 2014 gain on sale of portfolio loans, core net income increased by 85.2% in the third quarter of 2014 versus the comparable 2013 period. (See Non-GAAP Disclosure contained herein.)

President and CEO Howard C. Bluver stated, "I am very pleased to report another excellent quarter. We continue to see accelerating momentum in all our core businesses, and it is gratifying to see the successful expansion strategies we have put in place translate into strong financial results.

PRESS RELEASE October 23, 2014 Page 2 of 17

"First, our lending businesses are performing exceedingly well and continue to deliver strong loan growth. Quarter over quarter sequential growth in our total loan portfolio was approximately $67 million in the third quarter, from $1.195 billion on June 30, 2014 to $1.262 billion on September 30, 2014, a 5.6% increase. Total loans at the end of the third quarter represented a 26.3% increase from the comparable period in 2013.  Even more impressive, third quarter loan growth was net of the sale of $25 million in multifamily loans that closed in late September. Given the strong loan origination machine we are creating as we expand west, we decided to take advantage of a deep and attractive market for the kind of high quality multifamily loans we are making in New York City. The portfolio we sold generated a net gain on sale after fees and expenses of approximately $217 thousand. Given our expanding origination capabilities, we now have the flexibility to consider possible sales in the future in order to generate non-interest income, protect our net interest margin and avoid becoming too concentrated in a single product line.

"I am also pleased to report that our pipeline of potential new business is robust in both our traditional markets on the east end of Long Island, as well as in the Melville and Garden City loan production offices. We believe the expansion strategy of protecting and enhancing our traditional east end lending franchise while simultaneously expanding west into attractive, contiguous markets is clearly building market share. Consistent with that strategy, we have identified Long Island City, Queens, as our next expansion market. We intend to open a loan production office coupled with a small branch in Long Island City to serve Queens and nearby Brooklyn within the next few months. We have already identified a team leader and additional lending resources for this office and are excited about the prospects in these markets."

Mr. Bluver continued, "Second, our deposits are continuing the growth we have seen all year. Quarter over quarter sequential growth in average demand deposits was approximately $24 million, from $649 million in the second quarter to $673 million in the third quarter, a 3.8% increase. Average demand deposits in the third quarter represented an 8.2% increase from the comparable period in 2013. Total demand deposits on September 30, 2014 were $681 million, compared to $676 million at June 30, 2014 and $650 million on September 30, 2013. We are experiencing deposit growth in both our traditional network of 24 branches on the east end of Long Island, as well as from new commercial loan customers generated by our lending teams as we expand west. We continue to focus our deposit acquisition efforts on demand deposits, and because of this strategy, 43% of total deposits on September 30, 2014 were demand deposits, resulting in an extraordinarily low cost of funds of 16 basis points in the quarter and a strong net interest margin of 4.00%.

"Finally, credit quality remains strong. Notwithstanding the strong loan growth we are experiencing, our lending teams understand clearly that, while we can compete fiercely on price for strong deals or customers due to the competitive advantage we enjoy on funding costs, we will not compromise on credit quality in order to win deals that are outside our comfort zone. Total non-accrual loans on September 30, 2014 were $15 million, or 1.16% of total loans, and a substantial majority of these loans are both well collateralized and performing under negotiated workout agreements with cooperative borrowers. Early delinquencies (30-89 days past due), which we manage aggressively as a potential harbinger of future credit issues, continue to be well controlled at $3.2 million, or 0.25% of total loans. We also believe we are well reserved given the risks in our loan portfolio and the improving economic conditions in our markets. Our allowance for loan losses at September 30, 2014 was $18.8 million, or 1.49% of total loans and 128% of non-accrual loans."

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans were $15 million or 1.16% of loans outstanding at September 30, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013 and $23 million or 2.26% of loans outstanding at September 30, 2013. Total accruing loans delinquent 30 days or more were 0.25% of loans outstanding at September 30, 2014 versus 0.33% of loans outstanding at December 31, 2013 and 0.46% of loans outstanding at September 30, 2013. Net loan recoveries of $72 thousand were recorded in the third quarter of 2014 versus net loan recoveries of $491 thousand and $326 thousand in the second quarter of 2014 and the third quarter of 2013, respectively.  The allowance for loan losses totaled $18.8 million at September 30, 2014, $17.3 million at December 31, 2013 and $17.6 million at September 30, 2013, representing 1.49%, 1.62% and 1.76% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 128%, 114% and 78% at September 30, 2014, December 31, 2013 and September 30, 2013, respectively. The Company held no other real estate owned ("OREO") at any of the reported periods.

PRESS RELEASE October 23, 2014 Page 3 of 17

•
Capital Strength – The Company's capital ratios continue to exceed all regulatory requirements. The Company's Tier 1 leverage ratio was 10.21% at September 30, 2014 versus 9.81% at December 31, 2013 and 9.66% at September 30, 2013. The Company's total risk-based capital ratio was 14.09% at September 30, 2014 versus 15.02% at December 31, 2013 and 15.19% at September 30, 2013. The Company's tangible common equity ratio (non-GAAP financial measure) was 10.07% at September 30, 2014 versus 9.68% at December 31, 2013 and 9.21% at September 30, 2013.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.4 billion at September 30, 2014, $1.3 billion at December 31, 2013 and $1.3 billion at September 30, 2013. Core deposits represented 86%, 85% and 85% of total deposits at September 30, 2014, December 31, 2013 and September 30, 2013, respectively. Demand deposits increased by 8.4% to $681 million at September 30, 2014 versus $629 million at December 31, 2013 and increased by 4.9% versus $650 million at September 30, 2013. Demand deposits represented 43%, 42% and 42% of total deposits at September 30, 2014, December 31, 2013 and September 30, 2013, respectively.

•	Loans – Loans outstanding at September 30, 2014 increased by 18.1% to $1.26 billion when compared to December 31, 2013 and by 26.3% from $999 million outstanding at September 30, 2013.

•
Net Interest Margin – Net interest margin was 4.00% in the third quarter of 2014 versus 4.13% in the second quarter of 2014 and 3.82% in the third quarter of 2013. Excluding the receipt of interest income on loans returning to accrual status, the Company's core net interest margin was 3.97% in the third quarter of 2014 versus 4.05% in the second quarter of 2014. (See Non-GAAP Disclosure contained herein.) The average cost of funds was 0.16% in the third quarter of 2014 versus 0.16% in the second quarter of 2014 and 0.19% in the third quarter of 2013.

•
Performance Ratios – Return on average assets and return on average common stockholders' equity were 0.84% and 8.18%, respectively, in the third quarter of 2014 versus 0.87% and 8.55%, respectively, in the second quarter of 2014, and 0.92% and 9.72%, respectively, in the third quarter of 2013.

Earnings Summary for the Quarter Ended September 30, 2014
The Company recorded net income of $3.7 million during the third quarter of 2014 versus $3.9 million in the comparable 2013 period. The decline in third quarter 2014 net income resulted principally from a $4.0 million decrease in non-interest income coupled with a $250 thousand provision for loan losses in 2014. The Company did not record a provision for loan losses in the third quarter of 2013. Partially offsetting these negative factors was a $1.6 million increase in net interest income, a $1.9 million reduction in total operating expenses and a lower effective tax rate in the third quarter of 2014.

The $4.0 million reduction in non-interest income in the third quarter of 2014 versus the comparable 2013 period was principally the result of a $3.8 million pre-tax gain recorded on the sale of Visa Class B shares owned by the Company in 2013. No Visa shares were sold in the 2014 period. Excluding this gain, non-interest income declined by $201 thousand or 7.3% in 2014.  This decline was due to reductions in several categories, most notably deposit service charges and other service charges, commissions and fees.  The reduction in other service charges, commissions and fees resulted from a decision to outsource the Company's investment sales function at the end of the second quarter of 2014. The reduction in fee income associated with this strategic realignment will be more than offset by a reduction in operating expenses from staff eliminations resulting from the outsourcing. Partially offsetting the foregoing reductions in non-interest income was a $217 thousand gain recorded in the third quarter of 2014 from the sale of performing multifamily loans. The Company may opportunistically choose to sell other performing loans in future periods based upon loan growth, interest rates, the shape of the yield curve and other asset/liability factors.

The $1.6 million or 11.3% improvement in third quarter 2014 net interest income resulted from a $91 million increase in average total interest-earning assets, coupled with an 18 basis point improvement in the Company's net interest margin to 4.00% in 2014 versus 3.82% in 2013. The Company's third quarter 2014 average total interest-earning asset yield was 4.14% versus 4.00% for the comparable 2013 period. Despite a lower average yield on the Company's loan portfolio, down 48 basis points, in 2014 versus 2013, the Company's average balance sheet mix continued to improve as average loans increased by $286 million (30.7%) versus third quarter 2013 and low-yielding overnight interest-bearing deposits declined by $143 million (77.3%) during the same period. Liquid investments represented 3% of average total interest-earning assets in the third quarter of 2014 versus 12% a year ago. The average securities portfolio decreased by $52 million to $376 million in the third quarter of 2014 versus the comparable 2013 period.  The average yield on the investment portfolio was 3.71% in the third quarter of 2014 versus 3.66% a year ago.  At September 30, 2014, the securities portfolio had an unrealized pre-tax gain of $3.8 million and an estimated weighted average life of 5.0 years.

PRESS RELEASE October 23, 2014 Page 4 of 17

The Company's average cost of total interest-bearing liabilities declined by six basis points to 0.27% in the third quarter of 2014 versus 0.33% in the third quarter of 2013. The Company's total cost of funds, among the lowest in the industry, declined to 0.16% in the third quarter of 2014 from 0.19% a year ago. The Company's lower funding cost resulted largely from average core deposits of $1.3 billion in 2014, with average demand deposits representing 43% of third quarter average total deposits. Total deposits increased by $44 million or 2.8% to $1.6 billion at September 30, 2014 versus September 30, 2013.  Core deposit balances, which represented 85.8% of total deposits at September 30, 2014, grew by $56 million or 4.3% during the same period.

The $250 thousand provision for loan losses recorded during the third quarter of 2014 was due to the growth in the loan portfolio experienced during the past twelve months. The Company did not record a provision for loan losses in the third quarter of 2013.

Total operating expenses decreased by $1.9 million or 12.3% in the third quarter of 2014 versus 2013 as a result of expenses recorded in the third quarter of 2013 incurred in closing two branch offices ($596 thousand) and a reserve, excluding carrying costs,  established for potential future reductions in the Visa Class B conversion ratio ($461 thousand). Of the 2013 branch closing costs totaling $596 thousand, the amounts recorded in branch consolidation costs (primarily lease termination costs and severance), occupancy expense and equipment expense were $460 thousand, $84 thousand and $52 thousand, respectively. Excluding these items, total operating expenses would have declined by $797 thousand or 5.7% in the third quarter of 2014 versus 2013. Expense reductions were reflected in several expense categories in the third quarter of 2014, most notably occupancy (down $290 thousand), equipment expense (down $198 thousand), FDIC assessment (down $171 thousand) and other operating expenses (down $137 thousand). The lower occupancy and equipment costs in 2014 were largely due to the recent consolidation of the Company's branch network. The lower FDIC assessment expense in the third quarter of 2014 versus 2013 reflected the Bank's lower assessment rate as it is no longer under a regulatory formal agreement. The reduction in other operating expenses resulted primarily from reduced costs associated with fees and subscriptions and telephone systems.

The Company recorded income tax expense of $875 thousand in the third quarter of 2014 resulting in an effective tax rate of 19.0% versus an income tax expense of $1.6 million and an effective tax rate of 28.5% in the comparable period a year ago.

Earnings Summary for the Nine Months Ended September 30, 2014
The Company recorded net income of $11.2 million during the first nine months of 2014 versus $9.4 million in the comparable 2013 period. The improvement in 2014 net income resulted principally from a $4.9 million increase in net interest income coupled with a $1.9 million reduction in total operating expenses and a lower effective tax rate in the September year-to-date 2014 period. Partially offsetting these positive factors was a $4.0 million reduction in non-interest income in the first nine months of 2014 versus the comparable 2013 period and a $750 thousand provision for loan losses in 2014. The Company did not record a provision for loan losses in the comparable 2013 period.

The $4.9 million or 11.9% improvement in September year-to-date 2014 net interest income resulted from a $75 million (4.9%) increase in average total interest-earning assets, coupled with a 25 basis point improvement in the Company's net interest margin to 4.11% in 2014 versus 3.86% in 2013. The Company's average total interest-earning asset yield during the first nine months of 2014 was 4.27% versus 4.06% for the comparable 2013 period. Despite lower average yields on the Company's investment and loan portfolios, down four basis points and 64 basis points, respectively in 2014 versus 2013, the Company's average balance sheet mix continued to improve as average loans increased by $293 million (34.1%) versus September year-to-date 2013 and low-yielding overnight interest-bearing deposits declined by $193 million (79.2%) during the same period. Liquid investments represented 3% of average total interest-earning assets in the first nine months of 2014 versus 16% a year ago. The average securities portfolio decreased by $26 million to $399 million in the September year-to-date 2014 period versus 2013.

The Company's average cost of total interest-bearing liabilities declined by seven basis points to 0.28% in the first nine months of 2014 versus 0.35% in the same 2013 period. The Company's total cost of funds declined to 0.16% in the September year-to-date 2014 period from 0.21% a year ago. The Company's lower funding cost resulted largely from average core deposits of $1.3 billion in 2014, with average demand deposits representing 41.9% of average total deposits during the first nine months of 2014. Average total deposits increased by $80 million or 5.5% during the first nine months of 2014 versus 2013. Average core deposit balances represented 85.1% of total deposits during the same 2014 period.

PRESS RELEASE October 23, 2014 Page 5 of 17

The $750 thousand provision for loan losses recorded in the first nine months of 2014 was due to the growth in the loan portfolio experienced during the past twelve months. The Company did not record a provision for loan losses in the comparable 2013 period.

Non-interest income declined by $4.0 million in the September year-to-date 2014 period versus a year ago. This decline was principally due to the $3.8 million gain on the sale of Visa Class B shares recorded in the third quarter of 2013. No Visa shares have been sold in 2014. Also contributing to the lower level of non-interest income in 2014 versus 2013 were reductions in net gain on the sale of mortgage loans originated for sale (down $759 thousand) and net gain on the sale of portfolio loans (down $228 thousand).  Offsetting a portion of these reductions in 2014 were improvements in net gain on the sale of premises and equipment (up $752 thousand) and income from bank owned life insurance (up $637 thousand).

Total operating expenses declined by $1.9 million (4.5%) in the first nine months of 2014 versus 2013 as the result of reductions in several categories, most notably branch consolidation costs (down $909 thousand), other operating expenses (down $708 thousand), FDIC assessment (down $677 thousand), occupancy (down $646 thousand), equipment (down $444 thousand) and the reserve and carrying costs related to Visa shares sold (down $302 thousand). The reduction in other operating expenses resulted primarily from lower OREO expenses, fees and subscriptions and property appraisals. The reduction in branch consolidation costs in 2014 resulted from better than expected outcomes on lease termination negotiations for two of the Bank's closed branches where an expense had previously been recorded in the fourth quarter of 2013. The reductions in occupancy and equipment expenses are directly attributable to the six branch offices closed during the past twelve months. The lower FDIC assessment expense in 2014 versus 2013 reflected the Bank's lower assessment rate as it is no longer under a regulatory formal agreement. Largely offsetting the foregoing improvements was a $1.9 million increase in employee compensation and benefits expense due principally to a $1.7 million expense credit recorded in 2013 due to the termination of a post-retirement life insurance plan in that period. Excluding the impact of the 2013 expense credit, employee compensation and benefits expenses rose by $281 thousand or 1.1% in 2014 versus 2013.

The Company recorded income tax expense of $3.0 million in the first nine months of 2014 resulting in an effective tax rate of 21.3% versus an income tax expense of $2.9 million and an effective tax rate of 23.3% in the comparable period a year ago.

Asset Quality
Non-accrual loans totaled $15 million or 1.16% of total loans outstanding at September 30, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013 and $23 million or 2.26% of loans outstanding at September 30, 2013.  The allowance for loan losses as a percentage of total non-accrual loans amounted to 128% at September 30, 2014 versus 114% at December 31, 2013 and 78% at September 30, 2013. Total accruing loans delinquent 30 days or more amounted to $3 million or 0.25% of loans outstanding at September 30, 2014 versus $3 million or 0.33% of loans outstanding at December 31, 2013 and $5 million or 0.46% of loans outstanding at September 30, 2013.
Total criticized and classified loans were $40 million at September 30, 2014, $43 million at December 31, 2013 and $64 million at September 30, 2013. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $30 million at September 30, 2014, $37 million at December 31, 2013 and $53 million at September 30, 2013. The allowance for loan losses as a percentage of total classified loans was 62%, 47% and 34%, respectively, at the same dates.

At September 30, 2014, the Company had $20 million in troubled debt restructurings ("TDRs"), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $5 million, $10 million and $4 million, respectively. The Company had TDRs amounting to $16 million and $15 million at December 31, 2013 and September 30, 2013, respectively.

PRESS RELEASE October 23, 2014 Page 6 of 17

At September 30, 2014, the Company's allowance for loan losses amounted to $18.8 million or 1.49% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.62% at December 31, 2013 and 1.76% at September 30, 2013. Net loan recoveries of $72 thousand were recorded in the third quarter of 2014 versus net loan recoveries of $491 thousand and $326 thousand in the second quarter of 2014 and the third quarter of 2013, respectively. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.02%) for the third quarter of 2014, (0.17%) for the second quarter of 2014 and (0.14%) for the third quarter of 2013.

The Company held no OREO at any of the reported periods.

Capital
Total stockholders' equity was $183 million at September 30, 2014 compared to $167 million at December 31, 2013 and $162 million at September 30, 2013. The increase in stockholders' equity versus December 31, 2013 was due to a combination of net income, net of dividends paid, recorded during the first nine months of 2014 coupled with a $5 million decrease in accumulated other comprehensive loss, net of tax. The decrease in accumulated other comprehensive loss at September 30, 2014 resulted primarily from the positive impact of a reduction in interest rates in 2014 on the value of the Company's available for sale investment portfolio. The increase in stockholders' equity versus September 30, 2013 reflects the Company's net income, net of dividends paid, during the past twelve months and the positive impact of a $7 million decrease in accumulated other comprehensive loss, net of tax, during the same period. The Company's return on average common stockholders' equity was 8.51% for the nine months ended September 30, 2014 versus 7.70% for the comparable 2013 period.

The Bank's Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 10.11%, 12.72% and 13.97%, respectively, at September 30, 2014. Each of these ratios exceeds the regulatory guidelines for a "well capitalized" institution, the highest regulatory capital category.

The Company's capital ratios exceeded all regulatory requirements at September 30, 2014. The Company's tangible common equity to tangible assets ratio (non-GAAP financial measure) was 10.07% at September 30, 2014 versus 9.68% at December 31, 2013 and 9.21% at September 30, 2013.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, the Bank has 26 branch offices in Nassau and Suffolk Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This discussion includes non-GAAP financial measures of the Company's tangible common equity ("TCE") ratio, tangible common equity, tangible assets, core net income, core net interest income and core net interest margin. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company's marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

PRESS RELEASE October 23, 2014 Page 7 of 17

With respect to the calculations of core net income, core net interest income and core net interest margin for the periods presented in this discussion, reconciliations to the most comparable GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity and tangible assets are provided elsewhere herein.

	Three Months Ended September 30,
	2014	2013

CORE NET INCOME:

Net income, as reported	$3,738	$3,912

Less:
Net gain on sale of portfolio loans	(217)	-
Gain on Visa shares sold	-	(3,836)
Branch consolidation expenses (1)	-	596
Reserve related to Visa shares sold (2)	-	461
Total adjustments, before income taxes	(217)	(2,779)
Adjustment for reported effective income tax rate	(41)	(790)
Total adjustments, after income taxes	(176)	(1,989)

Core net income	$3,562	$1,923

(1) Of the 2013 expenses, the amounts recorded in branch consolidation costs (primarily lease termination costs and severance), occupancy expense and equipment expense were $460 thousand, $84 thousand and $52 thousand, respectively.

(2) Excludes carrying costs recorded in reserve and carrying costs related to Visa shares sold of $57 thousand and $13 thousand for the three months ended September 30, 2014 and 2013, respectively.

	Three Months Ended
	September 30, 2014		June 30, 2014

CORE NET INTEREST INCOME/MARGIN:

Net interest income/margin (FTE), as reported	$16,515	4.00%	$16,522	4.13%

Less:
Interest on loans returning to accrual status	(117)	(0.03%)	(331)	(0.08%)

Core net interest income/margin (FTE)	$16,398	3.97%	$16,191	4.05%

PRESS RELEASE October 23, 2014 Page 8 of 17

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company's historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as "should," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "usually," "anticipate," or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company's regulators; the Company's ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company's ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE October 23, 2014 Page 9 of 17

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	September 30, 2014	December 31, 2013	September 30, 2013
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$49,618	$69,065	$62,139
Interest-bearing deposits due from banks	20,534	62,287	147,497
Federal funds sold	1,000	1,000	1,000
Total cash and cash equivalents	71,152	132,352	210,636
Interest-bearing time deposits in other banks	10,000	10,000	10,000
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,200	2,863	2,916
Investment securities:
Available for sale, at fair value	308,589	400,780	414,151
Held to maturity (fair value of $63,942, $12,234 and $7,793
at September 30, 2014, December 31, 2013 and
September 30, 2013, respectively)	62,323	11,666	7,150
Total investment securities	370,912	412,446	421,301
Loans	1,262,061	1,068,848	999,329
Allowance for loan losses	18,800	17,263	17,619
Net loans	1,243,261	1,051,585	981,710
Loans held for sale	-	175	613
Premises and equipment, net	23,901	25,261	26,352
Bank owned life insurance	44,791	38,755	38,399
Deferred taxes	13,217	13,953	15,731
Income tax receivable	252	-	5,043
Accrued interest and loan fees receivable	6,227	5,441	5,966
Goodwill and other intangibles	2,987	2,978	2,983
Other assets	3,142	4,007	3,412
TOTAL ASSETS	$1,793,042	$1,699,816	$1,725,062

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$681,306	$628,616	$649,572
Saving, N.O.W. and money market deposits	675,037	656,366	650,785
Time certificates of $100,000 or more	165,337	158,337	168,001
Other time deposits	59,089	66,742	68,892
Total deposits	1,580,769	1,510,061	1,537,250
Borrowings	10,000	-	-
Capital leases	4,538	4,612	4,635
Other liabilities	14,538	17,945	21,507
TOTAL LIABILITIES	1,609,845	1,532,618	1,563,392
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 13,833,328 shares at September 30, 2014, 13,738,752 shares at December 31, 2013 and September 30, 2013; outstanding
11,667,590 shares at September 30, 2014, 11,573,014 shares
at December 31, 2013 and September 30, 2013)	34,583	34,348	34,348
Surplus	43,934	43,280	43,069
Retained earnings	112,803	102,273	98,945
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(2,709)	(7,289)	(9,278)
TOTAL STOCKHOLDERS' EQUITY	183,197	167,198	161,670
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,793,042	$1,699,816	$1,725,062

PRESS RELEASE October 23, 2014 Page 10 of 17

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
INTEREST INCOME
Loans and loan fees	$13,396	$11,464	$39,476	$33,796
U.S. Government agency obligations	553	592	1,772	1,405
Obligations of states and political subdivisions	1,428	1,477	4,422	4,466
Collateralized mortgage obligations	198	386	672	1,767
Mortgage-backed securities	474	518	1,475	1,357
Corporate bonds	38	92	215	305
Federal funds sold and interest-bearing deposits due from banks	35	140	123	502
Dividends	42	36	115	111
Total interest income	16,164	14,705	48,270	43,709
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	291	308	870	888
Time certificates of $100,000 or more	227	280	695	874
Other time deposits	95	145	309	486
Borrowings	2	-	7	-
Total interest expense	615	733	1,881	2,248
Net interest income	15,549	13,972	46,389	41,461
Provision for loan losses	250	-	750	-
Net interest income after provision for loan losses	15,299	13,972	45,639	41,461
NON-INTEREST INCOME
Service charges on deposit accounts	887	964	2,834	2,839
Other service charges, commissions and fees	778	928	2,349	2,451
Fiduciary fees	265	279	824	815
Net gain (loss) on sale of securities available for sale	11	3	(12)	395
Net gain on sale of portfolio loans	217	-	217	445
Net gain on sale of mortgage loans originated for sale	51	142	214	973
Net gain on sale of premises and equipment	-	-	752	-
Gain on Visa shares sold	-	3,836	-	3,836
Income from bank owned life insurance	316	357	1,036	399
Other operating income	25	78	106	215
Total non-interest income	2,550	6,587	8,320	12,368
OPERATING EXPENSES
Employee compensation and benefits	8,628	8,709	25,977	24,037
Occupancy expense	1,295	1,585	4,141	4,787
Equipment expense	418	616	1,301	1,745
Consulting and professional services	693	735	1,883	1,881
FDIC assessment	202	373	737	1,414
Data processing	549	607	1,681	1,823
Branch consolidation costs	-	460	(449)	460
Reserve and carrying costs related to Visa shares sold	57	474	172	474
Other operating expenses	1,394	1,531	4,254	4,962
Total operating expenses	13,236	15,090	39,697	41,583
Income before income tax expense	4,613	5,469	14,262	12,246
Income tax expense	875	1,557	3,033	2,856
NET INCOME	$3,738	$3,912	$11,229	$9,390

EARNINGS PER COMMON SHARE - BASIC	$0.32	$0.34	$0.97	$0.81
EARNINGS PER COMMON SHARE - DILUTED	$0.32	$0.34	$0.96	$0.81

PRESS RELEASE October 23, 2014 Page 11 of 17

CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
INTEREST INCOME
Loans and loan fees	$13,396	$13,203	$12,877	$12,829	$11,464
U.S. Government agency obligations	553	591	628	607	592
Obligations of states and political subdivisions	1,428	1,489	1,505	1,509	1,477
Collateralized mortgage obligations	198	224	250	295	386
Mortgage-backed securities	474	500	501	514	518
Corporate bonds	38	87	90	91	92
Federal funds sold and interest-bearing deposits due from banks	35	42	46	89	140
Dividends	42	35	38	35	36
Total interest income	16,164	16,171	15,935	15,969	14,705
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	291	287	292	302	308
Time certificates of $100,000 or more	227	234	234	254	280
Other time deposits	95	103	111	126	145
Borrowings	2	5	-	-	-
Total interest expense	615	629	637	682	733
Net interest income	15,549	15,542	15,298	15,287	13,972
Provision for loan losses	250	250	250	1,250	-
Net interest income after provision for loan losses	15,299	15,292	15,048	14,037	13,972
NON-INTEREST INCOME
Service charges on deposit accounts	887	944	1,003	961	964
Other service charges, commissions and fees	778	892	679	839	928
Fiduciary fees	265	280	279	269	279
Net gain (loss) on sale of securities available for sale	11	(23)	-	8	3
Net gain on sale of portfolio loans	217	-	-	-	-
Net gain on sale of mortgage loans originated for sale	51	70	93	89	142
Net gain on sale of premises and equipment	-	110	642	404	-
Gain on Visa shares sold	-	-	-	3,930	3,836
Income from bank owned life insurance	316	366	354	356	357
Other operating income	25	39	42	283	78
Total non-interest income	2,550	2,678	3,092	7,139	6,587
OPERATING EXPENSES
Employee compensation and benefits	8,628	8,488	8,861	9,053	8,709
Occupancy expense	1,295	1,411	1,435	1,709	1,585
Equipment expense	418	434	449	665	616
Consulting and professional services	693	639	551	782	735
FDIC assessment	202	268	267	231	373
Data processing	549	559	573	567	607
Branch consolidation costs	-	(279)	(170)	1,614	460
Reserve and carrying costs related to Visa shares sold	57	56	59	515	474
Other operating expenses	1,394	1,576	1,284	1,846	1,531
Total operating expenses	13,236	13,152	13,309	16,982	15,090
Income before income tax expense	4,613	4,818	4,831	4,194	5,469
Income tax expense	875	1,047	1,111	866	1,557
NET INCOME	$3,738	$3,771	$3,720	$3,328	$3,912
EARNINGS PER COMMON SHARE - BASIC	$0.32	$0.33	$0.32	$0.29	$0.34
EARNINGS PER COMMON SHARE - DILUTED	$0.32	$0.32	$0.32	$0.29	$0.34

PRESS RELEASE October 23, 2014 Page 12 of 17

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
EARNINGS:
Earnings per common share - diluted	$0.32	$0.34	$0.96	$0.81
Net income	3,738	3,912	11,229	9,390
Net interest income	15,549	13,972	46,389	41,461
Cash dividends per common share	0.06	-	0.06	-

AVERAGE BALANCES:
Total assets	$1,770,514	$1,691,862	$1,733,988	$1,645,322
Loans	1,218,738	932,578	1,150,810	858,078
Investment securities	376,097	427,867	399,261	424,832
Interest-earning assets	1,639,803	1,548,685	1,603,799	1,529,240
Demand deposits	673,441	622,342	644,042	592,907
Core deposits (1)	1,342,291	1,265,324	1,308,428	1,210,897
Total deposits	1,570,498	1,508,531	1,537,313	1,457,267
Borrowings	1,957	-	2,619	8
Stockholders' equity	181,241	159,681	176,464	163,148

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.84%	0.92%	0.87%	0.76%
Return on average stockholders' equity	8.18%	9.72%	8.51%	7.70%
Average stockholders' equity/average assets	10.24%	9.44%	10.18%	9.92%
Average loans/average deposits	77.60%	61.82%	74.86%	58.88%
Average core deposits/average deposits	85.47%	83.88%	85.11%	83.09%
Average demand deposits/average deposits	42.88%	41.25%	41.89%	40.69%
Net interest margin (FTE)	4.00%	3.82%	4.11%	3.86%
Operating efficiency ratio (2)	69.57%	69.56%	68.39%	74.25%

(1) Total deposits less interest-bearing certificates of deposit.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of portfolio loans and available for sale securities.

PRESS RELEASE October 23, 2014 Page 13 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2014	2013	2014	2013

Weighted average common shares outstanding		11,586,564	11,573,014	11,578,350	11,569,961
Weighted average unvested restricted shares		74,980	-	33,440	-
Weighted average shares for basic earnings per share		11,661,544	11,573,014	11,611,790	11,569,961

Additional diluted shares:
Stock options		54,742	33,688	56,201	13,083
Weighted average shares for diluted earnings per share		11,716,286	11,606,702	11,667,991	11,583,044

CAPITAL RATIOS:
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Suffolk Bancorp:
Tier 1 leverage ratio	10.21%	10.27%	10.27%	9.81%	9.66%
Tier 1 risk-based capital ratio	12.84%	13.28%	13.57%	13.77%	13.94%
Total risk-based capital ratio	14.09%	14.53%	14.82%	15.02%	15.19%
Tangible common equity ratio (1)	10.07%	10.06%	9.99%	9.68%	9.21%
Total stockholders's equity/total assets (2)	10.22%	10.21%	10.15%	9.84%	9.37%

Suffolk County National Bank:
Tier 1 leverage ratio	10.11%	10.19%	10.20%	9.74%	9.59%
Tier 1 risk-based capital ratio	12.72%	13.19%	13.48%	13.67%	13.85%
Total risk-based capital ratio	13.97%	14.44%	14.73%	14.92%	15.10%
Tangible common equity ratio (1)	9.97%	9.98%	9.92%	9.61%	9.15%
Total stockholders's equity/total assets (2)	10.12%	10.14%	10.08%	9.77%	9.31%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders' equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratios as of September 30, 2014, reconciliations of tangible common equity to GAAP total common stockholders' equity and tangible assets to GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$183,197		Total assets	$1,793,042	10.22%
Less: intangible assets	(2,987)		Less: intangible assets	(2,987)
Tangible common equity	$180,210		Tangible assets	$1,790,055	10.07%

Suffolk County National Bank:
Total stockholders' equity	$181,366		Total assets	$1,792,283	10.12%
Less: intangible assets	(2,987)		Less: intangible assets	(2,987)
Tangible common equity	$178,379		Tangible assets	$1,789,296	9.97%

(2) The ratio of total stockholders' equity to total assets is the most comparable GAAP measure to the non-GAAP tangible common equity ratio presented herein.

PRESS RELEASE October 23, 2014 Page 14 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

LOAN DISTRIBUTION (1):
Commercial and industrial	$180,399	$181,318	$165,019	$171,199	$172,386
Commercial real estate	512,341	487,901	477,199	464,560	443,895
Multifamily	274,352	245,122	221,841	184,624	136,983
Mixed use commercial	27,476	26,132	12,759	4,797	4,833
Real estate construction	21,615	15,601	14,940	6,565	8,134
Residential mortgages	185,856	176,370	173,347	169,552	162,658
Home equity	52,001	54,197	55,250	57,112	59,100
Consumer	8,021	8,855	9,463	10,439	11,340
Total loans	$1,262,061	$1,195,496	$1,129,818	$1,068,848	$999,329
Sequential quarter growth rate	5.57%	5.81%	5.70%	6.96%	11.60%
Period-end loans/deposits ratio	79.84%	76.23%	74.16%	70.78%	65.01%

FUNDING DISTRIBUTION:
Demand	$681,306	$676,415	$633,496	$628,616	$649,572
N.O.W.	115,846	101,914	114,831	112,507	103,276
Saving	302,470	298,811	303,355	300,497	294,313
Money market	256,721	262,064	243,413	243,362	253,196
Total core deposits	1,356,343	1,339,204	1,295,095	1,284,982	1,300,357
Time	224,426	228,999	228,339	225,079	236,893
Total deposits	1,580,769	1,568,203	1,523,434	1,510,061	1,537,250
Borrowings	10,000	-	-	-	-
Total funding sources	$1,590,769	$1,568,203	$1,523,434	$1,510,061	$1,537,250
Sequential quarter growth rate - total deposits	0.80%	2.94%	0.89%	(1.77%)	4.90%
Period-end core deposits/total deposits ratio	85.80%	85.40%	85.01%	85.09%	84.59%
Period-end demand deposits/total deposits ratio	43.10%	43.13%	41.58%	41.63%	42.26%
Cost of funds for the quarter	0.16%	0.16%	0.17%	0.18%	0.19%

EQUITY:
Common shares outstanding	11,667,590	11,653,098	11,573,014	11,573,014	11,573,014
Stockholders' equity	$183,197	$180,305	$174,171	$167,198	$161,670
Book value per common share	15.70	15.47	15.05	14.45	13.97
Tangible common equity	180,210	177,319	171,177	164,220	158,687
Tangible book value per common share	15.45	15.22	14.79	14.19	13.71

(1) Excluding loans held for sale.

PRESS RELEASE October 23, 2014 Page 15 of 17

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$4,946	$4,891	$4,843	$5,014	$9,947
Commercial real estate	6,650	6,776	6,936	7,492	9,505
Residential mortgages	2,457	1,734	1,840	1,897	1,929
Home equity	557	501	431	647	1,063
Consumer	44	9	9	133	133
Total non-accrual loans	14,654	13,911	14,059	15,183	22,577
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	14,654	13,911	14,059	15,183	22,577
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	-
Total non-performing assets	$14,654	$13,911	$14,059	$15,183	$22,577
Total non-accrual loans/total loans (2)	1.16%	1.16%	1.24%	1.42%	2.26%
Total non-performing loans/total loans (2)	1.16%	1.16%	1.24%	1.42%	2.26%
Total non-performing assets/total assets	0.82%	0.79%	0.82%	0.89%	1.31%

Troubled debt restructurings (2) (3)	$19,677	$21,994	$16,076	$16,085	$14,950

Activity in the allowance for loan losses:
Balance at beginning of period	$18,478	$17,737	$17,263	$17,619	$17,293
Charge-offs	(119)	(234)	(117)	(2,136)	(141)
Recoveries	191	725	341	530	467
Net recoveries (charge-offs)	72	491	224	(1,606)	326
Provision for loan losses	250	250	250	1,250	-
Balance at end of period	$18,800	$18,478	$17,737	$17,263	$17,619
Allowance for loan losses/non-accrual loans (1) (2)	128%	133%	126%	114%	78%
Allowance for loan losses/non-performing loans (1) (2)	128%	133%	126%	114%	78%
Allowance for loan losses/total loans (1) (2)	1.49%	1.55%	1.57%	1.62%	1.76%

Net (recoveries) charge-offs:
Commercial and industrial	$(56)	$(11)	$(177)	$703	$(330)
Commercial real estate	(11)	(485)	(12)	301	58
Residential mortgages	(4)	28	(4)	52	(4)
Home equity	(3)	(18)	(27)	533	(5)
Consumer	2	(5)	(4)	17	(45)
Total net (recoveries) charge-offs	$(72)	$(491)	$(224)	$1,606	$(326)
Net (recoveries) charge-offs (annualized)/average loans	(0.02%)	(0.17%)	(0.08%)	0.61%	(0.14%)

Delinquencies and non-accrual loans as a % of total loans (1):
Loans 30 - 59 days past due	0.22%	0.24%	0.32%	0.29%	0.31%
Loans 60 - 89 days past due	0.03%	0.12%	0.01%	0.04%	0.15%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.25%	0.36%	0.33%	0.33%	0.46%
Non-accrual loans	1.16%	1.16%	1.24%	1.42%	2.26%
Total delinquent and non-accrual loans	1.41%	1.52%	1.57%	1.75%	2.72%

(1) At period end.
(2) Excluding loans held for sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $11,483, $12,204, $5,445, $5,438 and $4,926 at September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013 and September 30, 2013, respectively.

PRESS RELEASE October 23, 2014 Page 16 of 17

NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2014 and 2013
(unaudited, dollars in thousands)

	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$376,097	$3,521	3.71%	$427,867	$3,945	3.66%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,990	42	5.57	2,916	36	4.90
Federal funds sold and interest-bearing deposits	41,978	35	0.33	185,324	140	0.30
Loans (2)	1,218,738	13,532	4.41	932,578	11,506	4.89
Total interest-earning assets	1,639,803	$17,130	4.14%	1,548,685	$15,627	4.00%
Non-interest-earning assets	130,711			143,177
Total assets	$1,770,514			$1,691,862

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$668,850	$291	0.17%	$642,982	$308	0.19%
Time deposits	228,207	322	0.56	243,207	425	0.69
Total saving and time deposits	897,057	613	0.27	886,189	733	0.33
Borrowings	1,957	2	0.37	-	-	-
Total interest-bearing liabilities	899,014	615	0.27	886,189	733	0.33
Demand deposits	673,441			622,342
Other liabilities	16,818			23,650
Total liabilities	1,589,273			1,532,181
Stockholders' equity	181,241			159,681
Total liabilities and stockholders' equity	$1,770,514			$1,691,862
Total cost of funds			0.16%			0.19%
Net interest rate spread			3.87%			3.67%
Net interest income/margin		16,515	4.00%		14,894	3.82%
Less tax-equivalent basis adjustment		(966)			(922)
Net interest income		$15,549			$13,972

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $830 and $880 in 2014 and 2013, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $136 and $42 in 2014 and 2013, respectively.

PRESS RELEASE October 23, 2014 Page 17 of 17

NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2014 and 2013
(unaudited, dollars in thousands)

	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$399,261	$11,129	3.73%	$424,832	$11,965	3.77%
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,099	115	4.96	2,961	111	5.01
Federal funds sold and interest-bearing deposits	50,629	123	0.32	243,369	502	0.28
Loans (2)	1,150,810	39,824	4.63	858,078	33,840	5.27
Total interest-earning assets	1,603,799	$51,191	4.27%	1,529,240	$46,418	4.06%
Non-interest-earning assets	130,189			116,082
Total assets	$1,733,988			$1,645,322

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$664,386	$870	0.18%	$617,990	$888	0.19%
Time deposits	228,885	1,004	0.59	246,370	1,360	0.74
Total saving and time deposits	893,271	1,874	0.28	864,360	2,248	0.35
Borrowings	2,619	7	0.36	8	-	0.34
Total interest-bearing liabilities	895,890	1,881	0.28	864,368	2,248	0.35
Demand deposits	644,042			592,907
Other liabilities	17,592			24,899
Total liabilities	1,557,524			1,482,174
Stockholders' equity	176,464			163,148
Total liabilities and stockholders' equity	$1,733,988			$1,645,322
Total cost of funds			0.16%			0.21%
Net interest rate spread			3.99%			3.71%
Net interest income/margin		49,310	4.11%		44,170	3.86%
Less tax-equivalent basis adjustment		(2,921)			(2,709)
Net interest income		$46,389			$41,461

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $2,573 and $2,665 in 2014 and 2013, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $348 and $44 in 2014 and 2013, respectively.